EXHIBIT 11.1

                           WORKFLOW MANAGEMENT, INC.
            STATEMENT REGARDING COMPUTATION OF NET INCOME PER SHARE
                   (In thousands, except per share amounts)



                                    Three Months Ended      Nine Months Ended
                                 January 23, January 24, January 23, January 24,
                                    1999        1998        1999       1998
                                 -----------------------------------------------

Basic earnings per share:

  Net income                         $  2,941   $  2,265  $  5,861   $  7,550
                                     ========   ========  ========   ========
  Weighted average number of
     common shares outstanding         13,065     17,017    14,575     15,301
                                     ========   ========  ========   ========
  Basic earnings per share           $   0.23   $   0.13  $   0.40   $   0.49
                                     ========   ========  ========   ========

Diluted earnings per share:

  Net income                         $  2,941   $  2,265  $  5,861   $  7,550
                                     ========   ========  ========   ========

  Weighted average number of:
     Common shares outstanding         13,065     17,017    14,575     15,301
     Common stock equivalents*              4        335        71        324
                                     --------   --------  --------   --------
        Total                          13,069     17,352    14,646     15,625
                                     ========   ========  ========   ========

  Diluted earnings per share         $   0.23   $   0.13  $   0.40   $   0.48
                                     ========   ========  ========   ========


* The Company had additional employee stock options outstanding during the periods presented that were not included in the computation of diluted earnings per share because they were anti-dilutive.